                                                                      EXHIBIT 1

                                OATH OF INSPECTOR


COMMONWEALTH OF  MASSACHUSETTS )
                               ) ss.:
COUNTY OF  SUFFOLK             )


  Karen J. Thelen, being duly sworn, deposes and says that she will faithfully execute the duties of Inspector of Election of the Special Meeting of Shareholders of PROSPECT STREET HIGH INCOME PORTFOLIO INC., to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, on the 17th day of December, 1999, at 10:00 a.m., with strict impartiality and according to the best of her ability.


                                                  -----------------------------



Subscribed and sworn to before
Me this 17th day of December, 1999.



----------------------------
        Notary Public
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                  INSPECTOR'S CERTIFICATE OF RESULT OF ELECTION


      I HEREBY CERTIFY that as a result of the Special Meeting of shareholders of PROSPECT STREET HIGH INCOME PORTFOLIO INC., held on December 17, 1999:


     1. James Dondero, Mark Okada, John William Honis, timothy K. Hui, Scott F. Kavanaugh and James F. Leary were duly elected Directors of such Fund.

     2. The proposal to approve a new Advisory Agreement between the Fund and Highland Capital Management, L.P. ("Highland Capital"), to take effect upon the closing of the acquisition of certain assets of Prospect Street Investment Management Co., Inc. by Highland Capital, was approved.


Dated:   Boston, Massachusetts
         December 17, 1999


                                     /s/ K. J. Thelen
                                     ------------------------------------------
                                     Inspector of Election for
                                     Prospect Street High Income Portfolio Inc.
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            AFFIDAVIT OF INSPECTOR AT ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.


         The undersigned, duly appointed to act as Inspector of Election at a Special Meeting of Shareholders of Prospect Street High Income Portfolio Inc., held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, on the 17th day of December, 1999, at 10:00 a.m., does hereby swear, under penalty of perjury, under the laws of the Commonwealth of Massachusetts, that the following is true and correct:

     1. Before entering upon my duties as Inspector at the meeting, I took and signed an oath of office.

     2. Based upon a certificate of State Street Bank & Trust Company, the Fund's Common Stock transfer agent, the number of shares of Common Stock of the Fund outstanding on November 5, 1999, and entitled to vote at the Annual Meeting was 26,649,487.

     3. There were present, either in person or by proxy, the holders of 22,505,525 shares of Common Stock entitled to vote thereat.

     4. A quorum of the Common Stock entitled to vote were represented at the meeting.

     5. The nominees for Director received the affirmative vote of the holders of a plurality of the Common Stock present at the meeting in person or by proxy and entitled to vote thereon, by the following vote:

COMMON STOCK NOMINEES                          FOR            WITHHELD
---------------------                          ---            --------

James Dondero                               21,814,165        691,360
Mark Okada                                  21,809,562        695,963
John William Honis                          21,810,825        694,701
Timothy K. Hui                              21,811,028        694,498
Scott F. Kavanaugh                          21,815,631        689,895
James F. Leary                              21,805,655        699,871

     6. The proposal to approve a new Advisory Agreement between the Fund and Highland Capital Management, L.P. ("Highland Capital"), to take effect upon the closing of the acquisition of certain assets of Prospect Street Investment Management Co., Inc. by Highland Capital, received a majority of votes cast by the holders of Common Stock present at the meeting in person or by proxy and entitled to vote thereon, by the following vote:

                  FOR                       AGAINST           ABSTAIN
                  ---                       -------           -------
              21,361,910                    777,410           366,206



                                     /s/ K. J. Thelen
                                     ------------------------------------------
                                     Inspector of Election for
                                     Prospect Street High Income Portfolio Inc.